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                                                                      Exhibit 17

[LOGO]GERBER

                             [LETTERHEAD OF GERBER]

January 31, 2000

Mr. James Jacobsen
Vice Chairman
Kellwood Company
600 Kellwood Parkway
St. Louis County, Missouri 63017

Re:  Confidentiality Agreement

Dear Jim:

In connection with your consideration of a possible transaction with Gerber Childrenswear, Inc. (the "Company") by way of merger, a sale of assets or stock, or otherwise (the "Acquisition"), you have requested information concerning the Company.

As a condition to your being furnished with such information, you agree to treat any information concerning the Company which is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, agents, potential financing sources or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives") to the extent that such analyses, ompilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not known to you to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

You hereby agree that the Evaluation Material will be used by you and your partners, directors, officers and employees solely for the purposes of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your partners, directors, officers and employees; provided, however, that (a) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you, and in the case of your Representatives other than your partners, directors, officers and employees, it being understood that such Representatives shall have been advised of this agreement and shall have agreed in writing for the benefit of the Company to be bound by the provisions hereof, and (b) any disclosure of such information may be made to which the Company consents in writing. In any event, you shall be responsible for any breach of this agreement by any of your partners, directors, officers and employees.

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Jim Jacobsen, Kellwood Company
January 31, 2000
Page 2


In addition, without the prior written consent of the other party hereto, (a) each party agrees that it will not, and will direct its Representatives not to, disclose to any person (i) that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof. You further agree that you will not, without the prior written consent of the Company, commence discussions or negotiations with any party not a signatory hereto, with respect to the financial participation of such party in the Acquisition, whether as a partner, source of financing, guarantor, or otherwise.

In the event that you or any of your Representatives are requested or required (by statute, rule, regulation, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it is agreed that you will provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive compliance by you or any of your Representatives with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or any of your Representatives may furnish that portion of the Evaluation Material which you are compelled to disclose and, upon the Company's request and at its expense, will exercise their reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any Evaluation Material so furnished.

You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implicit, as to the accuracy of completeness of the Evaluation Material, on the part of the Company. You agree that none of the Company, or any of its respective affiliates or representatives shall have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. Within five days after being so requested by the Company, you shall return or destroy all documents thereof furnished to you by the Company and in the possession of you or your partners, directors, officers or employees. Except to the extent a party is advised in writing by counsel such destruction is prohibited by law, you will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever which constitutes Evaluation Material and is in your possession or the possession of your partners, directors, officers or employees.

You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of the Company regarding its business, operations, prospects or finances, except with the express permission of Richard L. Solar or the undersigned.

In consideration of the Evaluation Material being furnished to you hereunder, you hereby agree that, for a period of one year from the date hereof, that your Representatives involved with this transaction will not solicit to employ any of the officers or key managerial employees of the Company with whom you had substantial contact during the transaction, so long as they are employed by the Company, without obtaining the prior written consent of the Company. The term "solicit to employ" shall not be deemed to include general solicitations of employment not specifically directed towards employees of the Company.

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Jim Jacobsen, Kellwood Company
Page 3
January 31, 2000

You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

This agreement is for the benefit of the Company and shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Your obligations under this agreement shall expire one year from the date hereof. It is understood that the Company may institute appropriate proceedings against you to enforce its rights hereunder and that money damages may not be a sufficient remedy for any violation of the terms of this Agreement and, accordingly, the Company shall be entitled to specific performance and injunctive relief as remedies for any violation. These remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the Company at law or equity.

This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

By: /s/ Edward Kittredge
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    Name:  Edward Kittredge
    Title: Chairman and CEO

ACCEPTED AND AGREED as of August 1, 2000

KELLWOOD COMPANY

By: /s/ Jim Jacobsen
    ------------------------------
    Name:  Jim Jacobsen
    Title: Vice Chairman